Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Brent W. Christensen, CFO Meade Instruments Corp. (949) 451-1450	Philip Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550

Meade Instruments Corp. Reports
Fourth-Quarter and Year-End Results
For Fiscal 2005

IRVINE, California – April 27, 2005 – Meade Instruments Corp. (Nasdaq NM: MEAD) today reported results for the fourth quarter and for the year ended February 28, 2005.

Net sales for the three months ended February 28, 2005 were $19.7 million, a decrease of $11.3 million, or 36%, from net sales of $31.1 million in the comparable period a year ago. Excluding non-cash charges for the Company’s ESOP, net loss for the three months ended February 28, 2005 was $1.6 million, or ($0.08) per share, compared to a net loss of $0.1 million, or ($0.01) per share, for the comparable period a year ago. Including ESOP charges, fourth-quarter 2005 net loss was $1.6 million, or ($0.08) per share, compared to a net loss of $0.3 million, or ($0.01) per share, in the comparable period a year ago.

“Fourth-quarter results were disappointing with the softness in the telescope market continuing to affect sales and margins,” said Steven G. Murdock, President and CEO of Meade. “Fourth-quarter sales in the prior year were positively influenced by the Mars opposition and certain promotions, market influences that were not present in the fourth quarter of the current year.

“We have continued to adjust our expenses in light of our current operations while continuing to provide for the successful roll-out of a number of new products over the next several months,” continued Murdock. “Our development efforts continue to be concentrated on producing higher-margin, technologically superior products for every market we serve. Some of these new products have begun shipping and we expect several more to begin shipping over the next several months.

“We look forward to fiscal 2006 with optimism,” stated Murdock. “We anticipate making key new-product introductions in each of the telescope, binocular and riflescope markets during the new fiscal year. We expect these new-product offerings to further differentiate the Company from its competition.”

The Company said it would give guidance for the current fiscal year as it finalizes agreements with its major customers.

Net sales for the year ended February 28, 2005 were $111.8 million, a decrease of $26.5 million, or 19%, from net sales of $138.3 million in the prior year. Excluding non-cash charges for the Company’s ESOP, net loss for the year ended February 28, 2005 was $0.7 million, or ($0.03) per share, compared to net income of $2.9 million, or $0.15 per diluted share, in the prior year. Including ESOP charges, net loss for the year ended February 28, 2005 was $0.9 million, or ($0.05) per share, compared to net income of $2.5 million, or $0.13 per diluted share, in the prior year.

The Company will host a teleconference at 7:30 a.m. PDT (10:30 a.m. EDT) on April 27, 2005. To participate in the teleconference, please call 877-869-7690 (or 706-758-0239) approximately 10 minutes prior to the start time. A live Web-cast of the teleconference will be available at www.FullDisclosure.com and at www.meade.com under the “Investor Relations” link, where it will be archived.

Meade is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer, as well as a complete line of rifle scopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: any significant decline in general economic conditions or uncertainties affecting consumer spending; any general decline in demand for the Company’s products; the Company’s inability to develop and bring to market new and innovative products; any loss of, or failure to replace, any significant portion of the sales made to any significant customer of the Company; the risks and uncertainties associated with litigation; the inherent risks associated with international sales, as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, refer to the Company’s filings with the Securities and Exchange Commission.

(Financial Data Follow)
MEADE INSTRUMENTS CORP.
STATEMENT OF OPERATIONS DATA
(Unaudited)
(000s omitted, except per share data)

	Three Months Ended		Year Ended
	February 28/29,		February 28/29,
	2005	2004	2005	2004
Net sales	$19,739	$31,058	$111,799	$138,281
Cost of sales	15,979	22,607	83,605	99,380

Gross profit	3,760	8,451	28,194	38,901
Selling expenses	2,883	3,948	16,046	18,106
General and administrative expenses	2,801	3,701	10,211	12,671
ESOP expense	101	224	419	859
Research and development expenses	379	587	2,018	2,038

Operating income (loss)	(2,404)	(9)	(500)	5,227
Interest expense	255	285	888	1,046

Income (loss) before income taxes	(2,659)	(294)	(1,388)	4,181
Income tax provision (benefit)	(1,025)	(42)	(513)	1,729

Net income (loss)	$(1,634)	$(252)	$(875)	$2,452

Per share information:
Net income (loss) — basic and diluted	$(0.08)	$(0.01)	$(0.05)	$0.13
Weighted average common shares outstanding—basic	19,344	19,197	19,288	18,983

Weighted average common shares outstanding—diluted	19,344	19,197	19,288	19,174

Reconciliation of Net income (loss), excluding ESOP charges, to Net income (loss), including ESOP charges (000s omitted, except per share data):

	Three Months Ended		Year Ended
	February 28/29,		February 28/29,
	2005	2004	2005	2004
Net income (loss)	$(1,634)	$(252)	$(875)	$2,452
ESOP expense, net of tax	45	136	212	492

Net income (loss) excluding ESOP, net of tax	$(1,589)	$(116)	$(663)	$2,944

Per share information:
Net income (loss) — basic and diluted	$(0.08)	$(0.01)	$(0.05)	$0.13
ESOP expense, net of tax	0.00	0.00	0.02	0.02

Net income (loss) excluding ESOP — diluted	$(0.08)	$(0.01)	$(0.03)	$0.15

Management believes net income (loss), excluding ESOP expense, net of tax is a supplemental financial measure commonly used by management and industry analysts to evaluate the Company’s financial performance. The ESOP expense is a non-cash expense related to the allocation of Company stock to participants in its Employee Stock Ownership Plan. The expense related to the ESOP stock allocation is based on the market value of the allocated stock. The market value of the Company’s stock has fluctuated significantly over the last several years. Excluding the ESOP expense, net of tax, eliminates the volatility introduced into the income statement by the market value expense of the ESOP allocation. Given the possibility for volatility in the future share price of the Company’s stock, the Company is unable to provide guidance with respect to future net income including ESOP charges.